Eastman Announces Third-Quarter 2014 Financial Results

KINGSPORT, Tenn., October 30, 2014 - Eastman Chemical Company (NYSE:EMN) today announced earnings, excluding non-core or non-recurring items, of $1.89 per diluted share for third quarter 2014 versus $1.68 per diluted share for third quarter 2013. Reported earnings were $1.39 per diluted share for third quarter 2014 versus $1.97 per diluted share for third quarter 2013. For detail of the excluded items and reconciliation to reported company and segment earnings, see Tables 3 and 4.

“With our solid third quarter sales revenue and earnings, we remain on track for a fifth consecutive year of strong earnings growth despite continued global economic uncertainty,” said Mark Costa, chairman and CEO. “We also generated strong cash flow in the quarter which puts us on track for record full-year cash from operations.” See the second paragraph under “Outlook” for the items excluded from annual earnings comparisons.

(In millions, except per share amounts)	3Q2014	3Q2013

Sales revenue	$2,413	$2,338

Earnings per diluted share	$1.39	$1.97

Earnings per diluted share excluding non-core or non-recurring items*	$1.89	$1.68

Net cash provided by operating activities	$560	$427

*For reconciliation to reported company and segment earnings, see Tables 3 and 4.

Corporate results 3Q 2014 versus 3Q 2013

Sales revenue was $2.4 billion, a 3 percent increase compared with third quarter 2013. Excluding the items described in Tables 3 and 4, operating earnings for third quarter 2014 were $427 million compared with $405 million for third quarter 2013 primarily due to increased Advanced Materials and Adhesives & Plasticizers earnings. Reported third-quarter 2014 operating earnings were $338 million compared with $479 million for third quarter 2013.

Segment results 3Q 2014 versus 3Q 2013

Additives & Functional Products - Sales revenue increased primarily due to higher coatings products selling prices and higher sales volume attributed to strengthened demand in key end-markets. The increase was somewhat offset by lower Crystex® insoluble sulfur rubber additive sales volume, primarily attributed to softened demand in Asia Pacific and Latin America. Excluding non-core or non-recurring items in third quarter 2014, operating earnings decreased primarily due to higher raw material and energy costs, particularly for propane, and development costs of next generation Crystex® insoluble sulfur technology, partially offset by higher selling prices.

Adhesives & Plasticizers - Sales revenue increased mainly due to higher adhesives resins sales volume, primarily attributed to stronger end-market demand particularly for packaging and hygiene. Higher plasticizers sales volume was offset by lower selling prices. Operating earnings increased primarily due to higher sales volume and higher capacity utilization that resulted in lower unit costs for adhesives resins.

Advanced Materials - Sales revenue increased due to higher sales volume across our portfolio of premium products, including Eastman Tritan™ copolyester, Eastman Visualize™ Material, interlayers with acoustic properties, and V-Kool® window film. The strong premium product sales growth was attributed to continued market adoption. Excluding non-core or non-recurring items in third quarter 2014, operating earnings increased primarily due to higher sales volume and improved product mix.

Fibers - Sales revenue decreased primarily due to lower acetate tow sales volume, partially offset by higher selling prices and increased sales of acetate flake to Eastman's China acetate tow joint venture. The lower acetate tow sales volume was attributed to additional industry capacity including Eastman’s China acetate tow joint venture, relatively flat demand in China resulting in a reduction of imports, and customer buying patterns. Operating earnings were relatively unchanged as higher selling prices and lower raw material and energy costs were offset by lower acetate tow sales volume and related lower capacity utilization resulting in higher unit costs.

Specialty Fluids & Intermediates - Sales revenue increased mainly due to higher intermediates selling prices primarily attributed to decreased industry supply in multiple intermediates product markets, partially offset by lower selling prices for heat transfer fluids. Sales volume increased slightly due to acquired aviation turbine oil products sales in third quarter 2014 mostly offset by lower intermediates and heat transfer fluids sales volume. Excluding non-core or non-recurring items in third quarter 2014, operating earnings increased primarily due to higher intermediates selling prices and acquired aviation turbine oil products sales volume, mostly offset by higher raw material and energy costs and lower heat transfer fluids sales revenue.

Cash Flow

Eastman generated $560 million in cash from operating activities during third quarter 2014 driven by strong earnings. During the quarter the company reduced commercial paper borrowings by $211 million and repurchased shares totaling $50 million.

Outlook

Commenting on the outlook for full year 2014, Costa said: “Our portfolio of businesses has delivered strong earnings year-to-date as we continue to benefit from leadership positions in key markets, the diversity of end markets and geographies we serve, and market adoption of our premium products. During the fourth quarter, we expect strong results as demand remains solid with normal seasonality, product mix improvement continues, and raw material and energy costs are a tailwind. We therefore expect 2014 earnings per share to approach $7, delivering our fifth consecutive year of earnings growth.” Non-core and non-recurring items are excluded from the earnings per share projection.

The earnings for 2013, 2012, 2011, 2010, and 2009 referenced in the second paragraph and in the “Outlook” section of this release are non-GAAP and exclude the non-core or non-recurring items detailed, with reconciliation to GAAP earnings, in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Reports on Form 10-K for 2013, 2012, and 2011.

Eastman will host a conference call with industry analysts on October 31, 2014 at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. To listen via telephone, the dial-in number is 913-312-0851, passcode number 3776873. A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, October 31, to 11:00 a.m. ET, November 10, 2014 at 888-203-1112 or 719-457-0820, passcode 3776873.

Forward-Looking Statements: This news release includes forward-looking statements concerning current expectations for future global and regional economic conditions; mix of products sold; raw material and energy costs; and non-core or non-recurring costs, charges, income, and gains; and revenue, earnings, and cash flow for full year 2014. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for second quarter 2014 available, and the Form 10-Q to be filed for third quarter 2014 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

Eastman is a global specialty chemical company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in approximately 100 countries and had 2013 revenues of approximately $9.4 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,000 people around the world. For more information, visit www.eastman.com.

# # #

Contacts:
Media:  Tracy Kilgore
423-224-0498 / tjkilgore@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
October 30, 2014

For Eastman Chemical Company Third Quarter 2014 Financial Results Release

Table 1 – Statements of Earnings

	Third Quarter		First Nine Months
(Dollars in millions, except per share amounts; unaudited)	2014	2013	2014	2013
Sales	$2,413	$2,338	$7,178	$7,085
Cost of sales	1,777	1,649	5,290	5,103
Gross profit	636	689	1,888	1,982
Selling, general and administrative expenses	171	159	511	510
Research and development expenses	56	48	165	148
Asset impairments and restructuring charges (gains), net	71	3	77	24
Operating earnings	338	479	1,135	1,300
Net interest expense	45	44	132	137
Other charges (income), net	(5)	1	(16)	2
Earnings from continuing operations before income taxes	298	434	1,019	1,161
Provision for income taxes from continuing operations	86	125	281	338
Earnings from continuing operations	212	309	738	823
Earnings from discontinued operations, net of tax (1)	—	—	2	—
Net earnings	212	309	740	823
Less: net earnings attributable to noncontrolling interest	2	1	5	4
Net earnings attributable to Eastman	$210	$308	$735	$819
Amounts attributable to Eastman stockholders:
Earnings from continuing operations, net of tax	$210	$308	$733	$819
Earnings from discontinued operations, net of tax (1)	—	—	2	—
Net earnings attributable to Eastman stockholders	$210	$308	$735	$819
Basic earnings per share attributable to Eastman
Earnings from continuing operations	$1.41	$2.00	$4.89	$5.31
Earnings from discontinued operations (1)	—	—	0.01	—
Basic earnings per share attributable to Eastman	$1.41	$2.00	$4.90	$5.31
Diluted earnings per share attributable to Eastman
Earnings from continuing operations	$1.39	$1.97	$4.83	$5.23
Earnings from discontinued operations (1)	—	—	0.02	—
Diluted earnings per share attributable to Eastman	$1.39	$1.97	$4.85	$5.23

Shares (in millions) outstanding at end of period	148.5	153.9	148.5	153.9
Shares (in millions) used for earnings per share calculation
Basic	148.7	154.0	149.8	154.3
Diluted	150.3	156.4	151.5	156.7

(1)
In first nine months 2014, the Company recognized $2 million, net of tax, in earnings from discontinued operations from final settlement of commercial litigation related to the previously discontinued polyethylene terephthalate ("PET") business.

Table 2A – Segment Sales Information

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2014	2013	2014	2013
Sales by Segment
Additives & Functional Products	$458	$445	$1,333	$1,294
Adhesives & Plasticizers	347	321	1,050	1,005
Advanced Materials	604	583	1,816	1,792
Fibers	346	363	1,086	1,072
Specialty Fluids & Intermediates	650	620	1,884	1,904
Total Sales by Segment	2,405	2,332	7,169	7,067
Other	8	6	9	18
Total Eastman Chemical Company	$2,413	$2,338	$7,178	$7,085

Table 2B – Sales Revenue Change

	Third Quarter 2014 Compared to Third Quarter 2013
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	3%	1%	2%	—%
Adhesives & Plasticizers	8%	9%	(2)%	1%
Advanced Materials	4%	5%	(1)%	—%
Fibers	(5)%	(8)%	3%	—%
Specialty Fluids & Intermediates	5%	1%	4%	—%

Total Eastman Chemical Company	3%	2%	1%	—%

	First Nine Month 2014 Compared to First Nine Months 2013
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	3%	2%	1%	—%
Adhesives & Plasticizers	4%	6%	(3)%	1%
Advanced Materials	1%	2%	(1)%	—%
Fibers	1%	(3)%	4%	—%
Specialty Fluids & Intermediates	(1)%	(4)%	3%	—%

Total Eastman Chemical Company	1%	—%	1%	—%

Table 2C – Sales by Region

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2014	2013	2014	2013
Sales by Region
United States and Canada	$1,131	$1,069	$3,342	$3,271
Asia Pacific	631	658	1,886	1,935
Europe, Middle East, and Africa	520	481	1,578	1,503
Latin America	131	130	372	376
Total Eastman Chemical Company	$2,413	$2,338	$7,178	$7,085

Table 3 - Company, Segment, and Other Operating Earnings (Loss), and Non-GAAP Operating Earnings Reconciliations

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2014	2013	2014	2013
Operating Earnings (Loss) by Segment and Non-Core or Non-Recurring Items
Additives & Functional Products
Operating earnings	$37	$111	$236	$313
Asset impairments and restructuring charges (gains), net (1)(2)(3)(4)(5)(6)	65	—	63	1
Excluding non-core or non-recurring items	102	111	299	314
Adhesives & Plasticizers
Operating earnings	52	41	155	139
Asset impairments and restructuring charges (5)	—	—	—	1
Excluding non-core or non-recurring item	52	41	155	140
Advanced Materials
Operating earnings	76	69	217	216
Asset impairments and restructuring charges (gains), net (3)(5)(6)(7)	4	—	14	(1)
Excluding non-core or non-recurring items	80	69	231	215
Fibers
Operating earnings	112	113	352	343
Specialty Fluids & Intermediates
Operating earnings	90	90	248	302
Additional costs of acquired inventories (8)	6	—	8	—
Asset impairments and restructuring charges (5)	—	—	—	1
Excluding non-core or non-recurring items	96	90	256	303
Total Operating Earnings by Segment
Operating earnings	367	424	1,208	1,313
Additional costs of acquired inventories	6	—	8	—
Asset impairments and restructuring charges (gains), net	69	—	77	2
Excluding non-core or non-recurring items	$442	$424	$1,293	$1,315

(1)
Included in third quarter and first nine months 2014 earnings are asset impairments and restructuring charges of $42 million for costs of the planned closure of a Crystex® research and development facility in France. This closure is subject to certain local legal and regulatory requirements.

(2)	Included in third quarter and first nine months 2014 earnings is a $22 million asset impairment of the Crystex® tradename.

(3)
Included in third quarter and first nine months 2014 earnings are asset impairments and restructuring charges of $1 million and $4 million in the Additives & Functional Products and Advanced Materials segments, respectively, related to a change in estimate of certain costs of the fourth quarter 2012 termination of the operating agreement for the Sao Jose dos Campos, Brazil site.

(4)	Included in first nine months 2014 earnings is a $2 million gain on the sale of previously impaired assets at a former polymers production facility in China.

(5)
Included in first nine months 2013 earnings are restructuring charges of $2 million, $1 million, $2 million, and $1 million in the Additives & Functional Products, Adhesives & Plasticizers, Advanced Materials, and Specialty Fluids & Intermediates segments, respectively, primarily for severance.

(6)
Included in first nine months 2013 earnings is a reduction in previous charges for the fourth quarter 2012 termination of the operating agreement for the Sao Jose dos Campos, Brazil site, which is reported as reductions of $1 million and $3 million in the Additives & Functional Products and Advanced Materials segments, respectively.

(7)	Included in first nine months 2014 earnings are asset impairments and restructuring charges of $10 million primarily for the closure of a production facility in Taiwan for the Flexvue® product line.

(8)
As required by purchase accounting, acquired BP plc global aviation turbine engine oil business inventories were marked to fair value. Included in third quarter and first nine months 2014 earnings are additional costs of these inventories. Approximately three quarters, or $6 million, of these inventories were sold in third quarter 2014, and approximately $8 million were sold in first nine months 2014, resulting in an increase in cost of sales.

Table 3 - Company, Segment, and Other Operating Earnings (Loss), and Non-GAAP Operating Earnings Reconciliations (continued)

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2014	2013	2014	2013
Total Operating Earnings by Segment
Operating earnings	$367	$424	$1,208	$1,313
Additional costs of acquired inventories	6	—	8	—
Asset impairments and restructuring charges (gains), net	69	—	77	2
Excluding non-core or non-recurring items	$442	$424	$1,293	$1,315
Other (1)
Operating earnings (loss)
Growth initiatives and businesses not allocated to segments (2)	(18)	(20)	(46)	(73)
Pension and other postretirement benefit plans income (expense) not allocated to operating segments	3	87	9	93
Acquisition transaction, integration, and restructuring costs	(14)	(12)	(36)	(33)
Operating loss before non-core or non-recurring items	(29)	55	(73)	(13)
Acquisition transaction costs (3)	7	—	10	—
Acquisition integration costs (4)	5	9	21	24
Mark-to-market pension and other postretirement benefit plans gain (5)	—	(86)	—	(86)
Asset impairments and restructuring charges (gains), net (6)(7)(8)	2	3	—	22
Operating loss excluding non-core or non-recurring items	(15)	(19)	(42)	(53)
Total Eastman Chemical Company
Total operating earnings	338	479	1,135	1,300
Acquisition transaction costs	7	—	10	—
Acquisition integration costs	5	9	21	24
Additional costs of acquired inventories	6	—	8	—
Mark-to-market pension and other postretirement benefit plans gain	—	(86)	—	(86)
Asset impairments and restructuring charges (gains), net	71	3	77	24
Total operating earnings excluding non-core or non-recurring items	$427	$405	$1,251	$1,262

(1)
Research and development, certain components of pension and other postretirement benefits, and other expenses and income not identifiable to an operating segment are not included in segment operating results and are shown as "other" operating earnings (loss).

(2)
Businesses not allocated to segments in 2013 included the Perennial Wood™ growth initiative and Photovoltaics product line, both of which ceased production in the second half of 2013. Businesses not allocated to segments in 2014 include Eastman™ microfiber technology platform.

(3)
Included in third quarter and first nine months 2014 earnings are transaction costs of $7 million and $10 million, respectively, for the pending acquisition of Taminco Corporation and Commonwealth Laminating & Coating, and for the completed acquisition of the global aviation turbine engine oil business from BP plc.

(4)
Included in third quarter and first nine months 2014 earnings are integration costs for the acquired Solutia and global aviation turbine engine oil businesses. Included in third quarter and first nine months 2013 earnings are integration costs for the acquired Solutia businesses.

(5)
Mark-to-market gain in third quarter and first nine months 2013 due to the interim remeasurement of the Eastman other postretirement benefit plan obligation, triggered by a plan change in life insurance benefits in third quarter 2013.

(6)	Included in first nine months 2014 earnings is a $5 million gain on sales of previously impaired assets at the former Photovoltaics production facility in Germany.

(7)
Included in first nine months 2013 earnings are asset impairments and restructuring charges of $13 million, primarily for the closure of a production facility in Germany for the Photovoltaics product line.

(8)
Included in third quarter and first nine months 2014 earnings are restructuring charges of $2 million and $5 million, respectively, for severance associated with the continued integration of the acquired Solutia businesses. Included in third quarter and first nine months 2013 earnings are restructuring charges of $3 million and $9 million, respectively, primarily for severance associated with the continued integration of the acquired Solutia businesses.

Table 4 – Operating Earnings, Earnings, and Earnings Per Share from Continuing Operations Non-GAAP Reconciliations

	Third Quarter 2014
	Operating Earnings	Earnings from Continuing Operations Before Tax	Earnings from Continuing Operations Attributable to Eastman Stockholders
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$338	$298	$210	$1.39
Non-Core or Non-Recurring Items:
Additional costs of acquired inventories (2)	6	6	4	0.02
Acquisition transaction, integration, and financing costs (3)	12	15	10	0.06
Asset impairments and restructuring charges (gains), net (4)	71	71	60	0.42
Excluding non-core or non-recurring items	$427	$390	$284	$1.89

	Third Quarter 2013
	Operating Earnings	Earnings from Continuing Operations Before Tax	Earnings from Continuing Operations Attributable to Eastman Stockholders
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$479	$434	$308	$1.97
Non-Core or Non-Recurring Items:
Solutia integration costs (5)	9	9	6	0.04
Mark-to-market pension and other postretirement benefit plans gain (6)	(86)	(86)	(53)	(0.34)
Asset impairments and restructuring charges (4)	3	3	2	0.01
Excluding non-core or non-recurring items	$405	$360	$263	$1.68

(1)
Excluding the tax impact of non-core or non-recurring items, both the third quarter 2014 and 2013 effective tax rates were 27 percent. The third quarter 2014 tax rate reflects benefit from the integration of Eastman and Solutia business operations and legal entity structures. The third quarter 2013 effective tax rate was impacted by a $14 million benefit primarily due to adjustments to the tax provision to reflect the finalization of the 2012 consolidated U.S. Federal income tax return.

(2)	See Table 3 for description of additional costs of acquired inventories.

(3)	Transaction and integration costs of $12 million in selling, general, and administrative expenses, financing costs of $3 million in other charges (income), net, related to acquisitions.

(4)	See Table 3 for description of asset impairments and restructuring charges (gains), net.

(5)	Included in selling, general, and administrative expenses.

(6)	Mark-to-market gain due to the interim remeasurement of the Eastman other postretirement benefit plan obligation, triggered by a plan change in life insurance benefits in third quarter 2013.

Table 4 – Operating Earnings, Earnings, and Earnings Per Share from Continuing Operations Non-GAAP Reconciliations

	First Nine Months 2014
	Operating Earnings	Earnings from Continuing Operations Before Tax	Earnings from Continuing Operations Attributable to Eastman Stockholders
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$1,135	$1,019	$733	$4.83
Non-Core or Non-Recurring Items:
Additional costs of acquired inventories (2)	8	8	5	0.03
Acquisition transaction, integration, and financing costs (3)	31	34	21	0.14
Asset impairments and restructuring charges (gains), net (4)	77	77	63	0.43
Excluding non-core or non-recurring items	$1,251	$1,138	$822	$5.43

	First Nine Months 2013
	Operating Earnings	Earnings from Continuing Operations Before Tax	Earnings from Continuing Operations Attributable to Eastman Stockholders
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$1,300	$1,161	$819	$5.23
Non-Core or Non-Recurring Items:
Solutia integration costs (5)	24	24	16	0.10
Mark-to-market pension and other postretirement benefit plans gain (6)	(86)	(86)	(53)	(0.34)
Asset impairments and restructuring charges (gains), net (4)	24	24	16	0.10
Excluding non-core or non-recurring items	$1,262	$1,123	$798	$5.09

(1)
Excluding the tax impact of non-core or non-recurring items, the first nine months 2014 effective tax rate was 28 percent compared to 29 percent for first nine months 2013. The first nine months 2014 tax rate reflects benefit from the integration of Eastman and Solutia business operations and legal entity structures. The first nine months 2013 effective tax rate was impacted by a $14 million benefit primarily due to adjustments to the tax provision to reflect the finalization of the 2012 consolidated U.S. Federal income tax return and also impacted by enactment of the American Taxpayer Relief Act of 2012 in January 2013 which resulted in a $10 million benefit primarily related to a research and development tax credit.

(2)	See Table 3 for description of additional costs of acquired inventories.

(3)	Transaction and integration costs of $31 million in selling, general, and administrative expenses, financing costs of $3 million in other charges (income), net, related to acquisitions.

(4)	See Table 3 for description of asset impairments and restructuring charges (gains), net.

(5)	Included in selling, general, and administrative expenses.

(6)	Mark-to-market gain due to the interim remeasurement of the Eastman other postretirement benefit plan obligation, triggered by a plan change in life insurance benefits in third quarter 2013.

Table 5 – Statements of Cash Flows

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2014	2013	2014	2013
Cash flows from operating activities
Net earnings	$212	$309	$740	$823
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	111	108	328	326
Asset impairment charges	42	—	50	6
Gain on sale of assets	—	—	(5)	—
Provision for deferred income taxes	(3)	72	58	118
Mark-to-market pension and other postretirement benefit plans gain	—	(86)	—	(86)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	73	95	(118)	(119)
(Increase) decrease in inventories	(22)	21	(76)	(14)
Increase (decrease) in trade payables	32	(35)	(12)	(67)
Pension and other postretirement contributions (in excess of) less than expenses	(31)	(78)	(76)	(120)
Variable compensation (in excess of) less than expenses	45	39	(8)	30
Other items, net	101	(18)	68	(103)
Net cash provided by operating activities	560	427	949	794
Cash flows from investing activities
Additions to properties and equipment	(152)	(125)	(406)	(312)
Proceeds from sale of assets	1	1	13	6
Acquisitions, net of cash acquired	(42)	—	(325)	—
Additions to capitalized software	(1)	(1)	(2)	(2)
Other items, net	—	8	2	—
Net cash used in investing activities	(194)	(117)	(718)	(308)
Cash flows from financing activities
Net increase in commercial paper borrowings	(211)	—	(185)	300
Proceeds from borrowings	—	—	615	150
Repayment of borrowings	—	(250)	(125)	(805)
Dividends paid to stockholders	(53)	(47)	(159)	(94)
Treasury stock purchases	(50)	(35)	(410)	(113)
Dividends paid to noncontrolling interests	—	(3)	(9)	(10)
Proceeds from stock option exercises and other items, net	(8)	8	22	55
Net cash (used in) provided by financing activities	(322)	(327)	(251)	(517)
Effect of exchange rate changes on cash and cash equivalents	(7)	5	(5)	4
Net change in cash and cash equivalents	37	(12)	(25)	(27)
Cash and cash equivalents at beginning of period	175	234	237	249
Cash and cash equivalents at end of period	$212	$222	$212	$222

Table 5A – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliation

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2014	2013	2014	2013
Net cash provided by operating activities	$560	$427	$949	$794
Additions to properties and equipment	(152)	(125)	(406)	(312)
Dividends	(53)	(47)	$(159)	(94)
Free Cash Flow	$355	$255	$384	$388

Table 6 – Selected Balance Sheet Items

	September 30,	December 31,
(Dollars in millions, unaudited)	2014	2013

Cash and cash equivalents	$212	$237
Long-term Borrowings	4,563	4,254
Total Eastman Stockholders' Equity	3,901	3,796